Offer of
VISHAY TEMIC SEMICONDUCTOR
ACQUISITION HOLDINGS CORP.
To Exchange
2.90 Shares of Common Stock
of
VISHAY INTERTECHNOLOGY, INC.
for
Each Outstanding Share of Common Stock
of
SILICONIX incorporated
Pursuant to the Prospectus Dated April 12, 2005

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MAY 12, 2005, UNLESS THE OFFER IS EXTENDED.

April 12, 2005

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Vishay TEMIC Semiconductor Acquisition Holdings Corp., a wholly owned subsidiary of Vishay Intertechnology, Inc., is offering to exchange 2.90 shares of Vishay common stock, as described in the prospectus of Vishay dated April 12, 2005, for each outstanding share of common stock of Siliconix incorporated, other than shares owned by Vishay or its subsidiaries. The offer is being made upon the terms and subject to the conditions set forth in the prospectus and in the related letter of transmittal, both of which are enclosed. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Siliconix shares registered in your name or in the name of your nominee.

        The offer is subject to several conditions set forth in the prospectus, which you should review in detail. See "The Offer—Conditions of the Offer" in the prospectus.

        For your information and for forwarding to your clients for whom you hold Siliconix shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  The prospectus dated April 12, 2005.

  2.
  The letter of transmittal, including a Substitute Form W-9, for your use in accepting the offer and tendering Siliconix shares. Facsimile copies of the letter of transmittal with manual signature(s) may be used to tender Siliconix shares.

  3.
  The Notice of Guaranteed Delivery to be used to accept the offer if certificates evidencing Siliconix shares are not immediately available or if such certificates and all other required documents cannot be delivered to American Stock Transfer & Trust Company, the exchange agent, on or prior to the expiration date, as described in the prospectus, or if the procedures for book-entry transfer cannot be completed by the expiration date.

  4.
  A printed form of letter which may be sent to your clients for whose accounts you hold Siliconix shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the offer.

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  6.
  A return envelope addressed to the exchange agent for your use only.

        Your attention is invited to the following:

  1.
  The consideration per Siliconix share will be 2.90 Vishay common shares as described in the prospectus.

  2.
  The offer is being made for all outstanding Siliconix shares not owned by Vishay or its subsidiaries.

  3.
  The offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, May 12, 2005, unless the offer is extended.

  4.
  There are several conditions which you should review in detail. See "The Offer—Conditions of the Offer" in the prospectus.

  5.
  Cash will be paid in lieu of any fraction of a Vishay common share to which a stockholder would be entitled. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 28% of any cash payment to such stockholder pursuant to the offer.

        Upon the terms and subject to the conditions of the offer, Vishay TEMIC will accept for exchange Siliconix shares that are validly tendered and not withdrawn prior to the expiration date when, as and if Vishay TEMIC gives oral or written notice to the exchange agent of Vishay TEMIC's acceptance of such Siliconix shares for exchange pursuant to the offer. Delivery of Vishay common shares pursuant to the offer will in all cases be made only after timely receipt by the exchange agent of (i) certificates for such Siliconix shares, or timely confirmation of a book-entry transfer of such Siliconix shares into the exchange agent's account at The Depository Trust Company, pursuant to the procedures described in "The Offer—Procedure for Tendering Shares" in the prospectus, (ii) a properly completed and duly executed letter of transmittal or a manually signed facsimile, with any required signature guarantees, or in connection with a book-entry transfer, an "agent's message" as defined in the prospectus, and (iii) all other documents required by the letter of transmittal.

        Neither Vishay TEMIC nor any officer, director, stockholder, agent or other representative of Vishay TEMIC will pay any fees or commissions to any broker or dealer or other person, other than the information agent and the exchange agent as described in the prospectus, in connection with soliciting tenders of Siliconix shares pursuant to the offer.

        Vishay TEMIC will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MAY 12, 2005, UNLESS THE OFFER IS EXTENDED.

        In order to take advantage of the offer, a duly executed and properly completed letter of transmittal or a manually signed facsimile, with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, should be sent to the exchange agent, and certificates representing the tendered Siliconix shares should be delivered, or

Siliconix shares should be tendered by book-entry transfer, all in accordance with the instruction set forth in the letter of transmittal and in the prospectus.

        If holders of Siliconix shares wish to tender, but it is impracticable for them to forward their certificates or other required documents, or to deliver their shares by book-entry transfer, prior to the expiration of the offer, a tender may be effected by following the guaranteed delivery procedure described in the prospectus under "The Offer—Guaranteed Delivery."

        Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent at its address and telephone number set forth on the back cover page of the prospectus.

Very truly yours,
VISHAY TEMIC SEMICONDUCTOR ACQUISITION HOLDINGS CORP.

        Nothing contained herein or in the enclosed documents shall constitute you or any person as the agent of Vishay, Vishay TEMIC, the information agent, the exchange agent or any of their affiliates, or authorize you or any other person to make any statement or use any document or make any statement on behalf of any of them in connection with the offer other than as set forth in the enclosed documents.